Exhibit 10.3

SEEBEYOND TECHNOLOGY CORPORATION

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

FOR

ALEX DEMETRIADES

TABLE OF CONTENTS

Article I. Certain Definitions
1.1.	“Accrued Obligations”
1.2.	“Affiliate”
1.3.	“Agreement Date”
1.4.	“Agreement Term”
1.5.	“Article”
1.6.	“Base Salary”
1.7.	“Beneficial Owner”
1.8.	“Beneficiary”
1.9.	“Board”
1.10.	“Bonus”
1.11.	“Cause”
1.12.	“Change of Control”
1.13.	“Change of Control Date”
1.14.	“Code”
1.15.	“Common Stock”
1.16.	“Company”
1.17.	“Competitive Business”
1.18.	“Continuity of Ownership”
1.19.	“Disability”
1.20.	“Exchange Act”
1.21.	“Good Reason”
1.22.	“including”
1.23.	“Incumbent Directors”
1.24.	“Notice of Termination”
1.25.	“Performance Period”
1.26.	“Person”
1.27.	“Plans”
1.28.	“Post-Change Employment Period”
1.29.	“Pro-rata Bonus”
1.30.	“Reorganization Transaction”
1.31.	“SEC Person”
1.32.	“Section”
1.33.	“Severance Period”
1.34.	“Stock Options”
1.35.	“Stock Plan”
1.36.	“Surviving Corporation”
1.37.	“Target Bonus”
1.38.	“Termination Date”
1.39.	“Termination of Employment”
1.40.	“Voting Securities”
1.41.	“Welfare Benefits”

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Article II. Benefits Upon a Change of Control
2.1.	Position and Duties
2.2.	Compensation
2.3.	Vesting of Stock Options

Article III. Company’s Obligations Upon Certain Terminations of Employment
3.1.	Termination Without Cause or For Good Reason Not Related To or In Anticipation of a Change of Control
3.2.	Termination Without Cause or For Good Reason Related To or In Anticipation of a Change of Control
3.3.	Time of Payment
3.4.	Waiver and Release
3.5.	Termination for Cause or Other Than for Good Reason
3.6.	Disability or Death
3.7.	Notice of Termination

Article IV. Limitation on Payments by the Company
4.1.	Limitation

Article V. Arbitration
5.1.	Binding Arbitration

Article VI. No Set-off or Mitigation
6.1.	No Set-off by Company
6.2.	No Mitigation

Article VII. Confidentiality and Noncompetition
7.1.	Confidential Information
7.2.	Non-Competition
7.3.	Non-Solicitation
7.4.	Intellectual Property
7.5.	Reasonableness of Restrictive Covenants

Article VIII. Non-Exclusivity of Rights
8.1.	Waiver of Certain Other Rights
8.2.	Other Rights
8.3.	No Right to Continued Employment

Article IX. Miscellaneous
9.1.	No Assignability
9.2.	Successors
9.3.	Payments to Beneficiary
9.4.	Non-Alienation of Benefits
9.5.	Severability
9.6.	Amendments
9.7.	Notices
9.8.	Counterparts

ii

9.9.	Governing Law
9.10.	Captions
9.11.	Number and Gender
9.12.	Tax Withholding
9.13.	Waiver
9.14.	Entire Agreement

iii

SeeBeyond Technology Corporation

CHANGE OF CONTROL EMPLOYMENT AGREEMENT

THIS AGREEMENT dated as of February 23, 2005 (the “Agreement Date”) is made by and between SeeBeyond Technology Corporation, a Delaware corporation (together with all successors thereto, the “Company”), and Alex Demetriades (“Executive”), an individual resident of California.

RECITALS

The Company has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued services of Executive.  The Company also believes it is imperative to reduce the distraction of Executive that would result from the personal uncertainties caused by a pending or threatened change of control of the Company, to encourage Executive’s full attention and dedication to the Company, and to provide Executive with compensation and benefits arrangements upon a change of control which ensure that the expectations of Executive will be satisfied and are competitive with those of similarly-situated businesses.  This Agreement is intended to accomplish these objectives.

The Executive previously entered into a letter agreement dated March 19, 2001 (“Prior Agreement”) with the Company providing certain benefits upon a change of control.  This Agreement entirely supersedes the Prior Agreement.

ARTICLE I.

CERTAIN DEFINITIONS

As used in this Agreement, the terms specified below shall have the following meanings:

1.1.                              “Accrued Obligations” means, as of any date, the sum of Executive’s (a) Base Salary that is accrued but not yet paid as of the Termination Date, (b) Bonus earned but not yet paid with respect to any Performance Period ended prior to the Change of Control Date, (c) accrued but unpaid paid vacation or paid time off, and (d) any other amounts and benefits which are then due to be paid or provided to Executive by the Company, but have not yet been paid or provided.

1.2.                              “Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, the Company.  For purposes of this definition the term “control” with respect to any Person means the power to direct or cause the direction of management or policies of such Person, directly or indirectly, whether through the ownership of Voting Securities, by contract or otherwise.

1.3.                              “Agreement Date” has the meaning defined for that term in the introduction to this Agreement.

1.4.                              “Agreement Term” means the period beginning on the Agreement Date and continuing thereafter so long as Executive is employed by the Company or by a successor to the Company that assumes this Agreement pursuant to Section 9.2.

1.5.                              “Article” means an article of this Agreement.

1.6.                              “Base Salary” has the meaning defined for that term in Section 2.2(a).

1.7.                              “Beneficial Owner” means such term as defined in Rule 13d-3 under the Exchange Act.

1.8.                              “Beneficiary” has the meaning defined for that term in Section 10.3.

1.9.                              “Board” means the Board of Directors of the Company, or, from and after the effective date of a Reorganization Transaction, the Board of Directors of the Surviving Corporation.

1.10.                        “Bonus” has the meaning defined for that term in Section 2.2(b).

1.11.                        “Cause” means any one or more of the following:

(a)                                  Executive’s willful violation of any law or regulation applicable to the business of the Company;

(b)                                 Executive’s conviction of or plea of no contest to any felony;

(c)                                  Executive’s commission of any willful act involving moral turpitude or common law fraud whether or not related to the business of the Company;

(d)                                 Executive’s willful misconduct that is materially injurious to the financial condition or business reputation of the Company or otherwise is materially injurious to the Company;

(e)                                  Any act of gross negligence in Executive’s performance of his duties as an employee;

(f)                                    Any violation by Executive of the “Behaviors at Work” provisions of the Company’s Employee Manual; and

provided, however that an act or omission described in clause (e) or (f) shall not constitute Cause unless the Company first gives Executive 30 days’ advance written notice of such act or omission that specifically refers to this Section, and thereafter shall not constitute Cause if Executive cures such act or omission to the fullest extent that it is curable.

1.12.                        “Change of Control” means, except as otherwise provided below, the occurrence of any one or more of the following:

(a)                                  any SEC Person becomes the Beneficial Owner of 50% or more of the Common Stock or of Voting Securities representing 50% or more of the combined voting power of all Voting Securities of the Company; or

(b)                                 the Incumbent Directors (determined using the Agreement Date as the baseline date) cease for any reason to constitute at least a majority of the Board; or

(c)                                  consummation of a merger, reorganization, consolidation, or similar transaction (any of the foregoing, a “Reorganization Transaction”) where the Continuity of Ownership is not more than 50%; or

(d)                                 consummation of a plan or agreement for the sale or other disposition of all or substantially all of the consolidated assets of the Company; or

(e)                                  approval by the Company’s stockholders of a plan of liquidation of the Company.

A Change of Control shall not occur with respect to Executive if, in advance of such event, Executive agrees in writing that such event shall not constitute a Change of Control.

1.13.                        “Change of Control Date” means the date on which a Change of Control first occurs during the Agreement Term.

1.14.                        “Code” means the Internal Revenue Code of 1986, as amended.  References to particular provisions of the Code include references to successor provisions.

1.15.                        “Common Stock” means the common stock of the Company.

1.16.                        “Company” has the meaning defined for that term in the introductory paragraph to this Agreement and includes any successor to a Company.

1.17.                        “Competitive Business” means as of any date (including during Severance Period) any Person (and any branch, office or operation thereof) that engages in, or proposes to engage in:

(a)                                  the development and deployment of enterprise application integration (EAI) and composite applications, including but not limited to IT convergence, business process management, single view applications, multi-channel integration, and business activity monitoring; or

(b)                                 any other business that as of such date is a direct and material competitor of a Company and its Affiliates to the extent that prior to the Date of Termination any of the Company or its Affiliates engaged at any time within 12 months in or had under active consideration a proposal to engage in such competitive business;

and that is located anywhere in the United States or anywhere outside of the United States where such Company or its Affiliates is then engaged in, or has under active consideration a proposal to engage in, any of such activities.

1.18.                        “Continuity of Ownership” of a stated percentage means the Persons who were the direct or indirect owners of the outstanding Common Stock and Voting Securities of the Company immediately before a Reorganization Transaction became, immediately after the consummation of the Reorganization Transaction, the direct or indirect owners of both the stated

percentage of the then-outstanding common stock of the Surviving Corporation and Voting Securities representing the stated percentage of the combined voting power of the then-outstanding Voting Securities of the Surviving Corporation, in substantially the same respective proportions as such Persons’ ownership of the Common Stock and Voting Securities of the Company immediately before the Reorganization Transaction.

1.19.                        “Disability” means (i) if Executive is covered by a disability income Plan of the Company, “Disability” as defined for purposes of such Plan, or (ii) if Executive is not covered by a disability income Plan of the Company, a physical or mental impairment that in the medical judgment of a physician acceptable to Executive has lasted or is expected to last for at least six months and renders the Executive incapable, with or without accommodation, of performing the material duties of his employment with the Company.

1.20.                        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.21.                        “Good Reason” means the occurrence of any one or more of the following actions or omissions:

(a)                                  any material adverse change in the title, duties, and reporting chain of Executive as in effect on the Agreement Date or, after a Change of Control, as required by Section 2.1;

(b)                                 any material reduction in Base Salary or Bonus opportunity as in effect on the Agreement Date or, after a Change of Control, as required by Section 2.2;

(c)                                  requiring Executive without his consent to be based at any office or location more than 35 miles from Executive’s business office or location as of the Agreement Date or, after a Change of Control, as of the Change of Control Date; and

(d)                                 any other material breach of this Agreement by the Company.

1.22.                        “including” means including without limitation.

1.23.                        “Incumbent Directors” means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election, by stockholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of at least a majority of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director.

1.24.                        “Notice of Termination” means a written notice containing (i) the specific termination provision in this Agreement relied upon by the party giving such notice, (ii) in reasonable detail the specific facts and circumstances claimed to provide a basis for such Termination of Employment, and (iii) if the Termination Date is other than the date of receipt of such Notice of Termination, the Termination Date.

1.25.                        “Performance Period” means each period of time designated in accordance with any Bonus Plan, or in the absence of such Bonus Plan or any such designated period of time, each calendar year.

1.26.                        “Person” means any individual, sole proprietorship, partnership, joint venture, limited liability company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government instrumentality, division, agency, body or department.

1.27.                        “Plans” means plans, programs, policies, practices or procedures of the Company.

1.28.                        “Post-Change Employment Period” means the period commencing on the Change of Control Date and ending on the third annual anniversary of the Change of Control Date.

1.29.                        “Pro-rata Bonus” means an amount equal to the product of Executive’s Target Bonus (for the Performance Period in which the Termination Date occurs) multiplied by a fraction, the numerator of which is the number of days elapsed in the Performance Period through the Termination Date, and the denominator of which is the number of days in the Performance Period.

1.30.                        “Reorganization Transaction” has the meaning defined for that term in clause (c) of the definition of “Change of Control.”

1.31.                        “SEC Person” means any person (as such term is used in Rule 13d-5 under the Exchange Act) or group (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Exchange Act), other than an Affiliate or any employee benefit plan (or any related trust) of the Company or any of its Affiliates.

1.32.                        “Section” means, unless the context otherwise requires, a section of this Agreement.

1.33.                        “Severance Period” means, in respect of an Executive entitled to a payment under Section 3.1(b) or 3.2(c), the period described in Section 3.1(b)(ii) or 3.2(c)(ii), whichever is applicable.

1.34.                        “Stock Options” means stock options, stock appreciation rights, and similar incentive awards granted pursuant to Stock Plan or any similar plan or successor plan.

1.35.                        “Stock Plan” means the SeeBeyond Technology Corporation 1998 Stock Plan as amended from time to time.

1.36.                        “Surviving Corporation” means the corporation resulting from a Reorganization Transaction or, if securities representing at least 50% of the aggregate voting power of such resulting corporation is directly or indirectly owned by another corporation, such other corporation.

1.37.                        “Target Bonus” means the amount Executive would have been entitled to receive for the applicable Performance Period if the performance goals were achieved at the target (or “plan”) level as of the end of the Performance Period; provided, however, that any reduction in

Executive’s Base Salary or Bonus opportunity that would qualify as Good Reason shall be disregarded for purposes of this definition.

1.38.                        “Termination Date” means the date of the receipt of the Notice of Termination by Executive (if such Notice is given by the Company) or by the Company (if such Notice is given by Executive), or any later date, not more than 15 days after the giving of such Notice, specified in such notice as of which Executives’ employment shall be terminated; provided, however, that if Executive’s employment is terminated by reason of death or Disability or if no Notice of Termination is given, the Termination Date shall be the last date on which Executive is employed by the Company.

1.39.                        “Termination of Employment” means any termination of Executive’s employment with the Company and its Affiliates (determined as of date of such termination), whether such termination is initiated by the Company or by Executive.

1.40.                        “Voting Securities” means securities of a corporation that are entitled to vote generally in the election of directors of the corporation.

1.41.                        “Welfare Benefits” means welfare benefits, whether or not provided under a Plan, including medical, prescription, vision and dental benefits.

ARTICLE II.

BENEFITS UPON A CHANGE OF CONTROL

2.1.                              Position and Duties.  During the Post-Change Employment Period, Executive’s position (including offices, titles, reporting requirements and responsibilities) shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 90-day period immediately before the Change of Control Date, (ii) Executive’s services shall be performed at the location where Executive was employed immediately before the Change of Control Date or any other location no more than 35 miles from such former location, and (iii) Executive shall devote Executive’s full attention and time to the business and affairs of the Company and use Executive’s best efforts to perform those duties in all material respects commensurate with the duties performed during the 90-day period immediately before the Change of Control Date.

2.2.                              Compensation.  During the Post-Change Employment Period, the Company shall pay or cause to be paid to Executive (i) an annual base salary in cash, which shall be paid in a manner consistent with the Company’s payroll practices in effect immediately before the Change of Control Date, at an annual rate not less than 12 times the highest monthly base salary paid or payable to Executive by the Company in respect of the 12-month period immediately before the Change of Control Date (such annual rate of salary, the “Base Salary”); (ii) provide to Executive the opportunity to receive payment of a bonus (the “Bonus”) with a bonus opportunity no less than, and target (or “plan”) performance goals substantially comparable to, those in effect immediately prior to the Change of Control Date for each Performance Period which ends during the Post-Change Employment Period; and (iii) Executive and Executive’s family shall be eligible to participate in, and receive all benefits under, Welfare Benefits under the same plans (including provider networks) as those applicable to Executive immediately before the Change of Control

Date.  The costs of such Welfare Benefits to Executive shall not exceed the cost of such benefits to actively employed peer executives of the Company as applicable from time to time.

2.3.                              Vesting of Stock Options.  Upon the Change of Control Date, fifty percent (50%) of Executive’s outstanding Stock Options that are not otherwise vested and exercisable immediately before the Change of Control shall become fully vested and exercisable.  Thereafter, Executive’s unvested outstanding Stock Options not becoming vested and exercisable pursuant to this Section 2.3 shall become vested and exercisable on the schedule set forth in the Award (as defined in the Stock Plan) with the number of Stock Options becoming vested and exercisable shall be the same percentage of the unvested Stock Options remaining after applying this Section 2.3 as such schedule provided for the vesting of unvested Stock Options before applying this Section 2.3.

ARTICLE III.

COMPANY’S OBLIGATIONS UPON CERTAIN TERMINATIONS OF EMPLOYMENT

3.1.                              Termination Without Cause or For Good Reason Not Related To or In Anticipation of a Change of Control.  If during the Agreement Term the Company terminates Executive’s employment other than for Cause or Disability, or Executive terminates employment for Good Reason, and Section 3.2 does not apply, the Company shall pay or provide to Executive:

(a)                                  Accrued Obligations.  A lump-sum cash amount equal to all Accrued Obligations (reduced (but not below zero) by that portion, if any, of any such Accrued Obligations previously paid to Executive whether pursuant to this Agreement or otherwise.

(b)                                 Severance Benefit.  A lump-sum cash amount equal to (i) the highest monthly base salary paid or payable to Executive by the Company in respect of the 12-month period immediately before the Termination Date, multiplied by (ii) a number equal to (A) one month for each year of service (pro-rated for partial years of service) plus (B) six months, up to a total maximum of 18 months.

3.2.                              Termination Without Cause or For Good Reason Related To or In Anticipation of a Change of Control.  If, in anticipation of a Change of Control or thereafter during the Post-Change Employment Period the Company terminates Executive’s employment other than for Cause or Disability, or Executive terminates employment for Good Reason, the Company shall pay or provide to Executive:

(a)                                  Accrued Obligations.  A lump-sum cash amount equal to all Accrued Obligations, reduced (but not below zero) by that portion, if any, of any such Accrued Obligations for the previously paid to Executive, whether pursuant to this Agreement or otherwise;

(b)                                 Severance Benefit.  A lump-sum cash amount equal to (i) sum (A) of the highest monthly Base Salary paid or payable to Executive by the Company in respect of the 12-month period immediately before the Termination Date, plus (B) the monthly equivalent of Executive’s Target Bonus for the Performance Period which includes the Termination Date (or, if greater, for the Performance Period which includes the Change of Control Date), multiplied by (ii) a number equal to (A) one month for each year of service (pro-rated for partial years of service) plus (B) six months, up to a total maximum of 18 months.

(c)                                  Pro-rata Bonus for Performance Period of Termination.  A lump-sum cash amount equal to Executive’s Pro-rata Bonus reduced (but not below zero) by the amount of any Bonus paid to Executive with respect to the Performance Period in which the Termination Date occurs, whether paid pursuant to this Agreement or otherwise;

(d)                                 Unvested Plan Benefits.  A lump-sum cash amount equal to the amount, if any, forfeited by Executive upon the Termination of Employment under any 401(k) plan or other tax-qualified pension or profit sharing plan maintained by the Company.

(e)                                  Continuation of Welfare Benefits.  The Company shall continue, to provide to Executive and Executive’s family, Welfare Benefits under the same plans (including the same provider networks) as those applicable to Executive immediately before the Change of Control Date.  The costs of such Welfare Benefits to Executive shall not exceed the cost of such benefits to actively employed peer executives of the Company as applicable from time to time.  Executive’s rights under this Section shall be in addition to, and not in lieu of, any post-termination continuation coverage or conversion rights Executive may have pursuant to applicable law, including continuation coverage required by Section 4980 of the Code.  These Welfare Benefits shall be secondary to any similar welfare benefits provided by the Executive’s subsequent employer (if any).

(f)                                    Indemnification.  The Executive shall be indemnified and held harmless by the Company to the greatest extent permitted under applicable Delaware law (or the law of the State of incorporation of Company, any successor or Surviving Corporation) and the Company’s respective by-laws as such exist on the Agreement Date if the Executive was, is, or is threatened to be, made a party to any proceeding whether civil, criminal, administrative or investigative, and whether formal or informal, by reason of Executive’s status as an actual or potential director, officer, employee, agent, or fiduciary of a Company or any other entity (“Proceeding”), against all expenses (including all reasonable attorneys’ fees) and all claims, damages, liabilities and losses incurred or suffered by the Executive.  The Company shall advance reasonable expenses, including but not limited to reasonable attorneys fees and costs, to Executive or pay such expenses for Executive, all in advance of the final disposition of any such matter, upon the written request of Executive and a written undertaking by Executive to repay such amounts if it is ultimately determined that Executive is not entitled to indemnification.

(g)                                 Anticipation of a Change of Control.  For purposes of this Agreement a Termination of Employment is in anticipation of a Change of Control only if it is in anticipation of a Change of Control that actually occurs within one year of the Termination of Employment.  Any payment or benefit required by this Section for a Termination of Employment in anticipation of a Change of Control that is not paid or provided at such Termination of Employment shall be paid or provided immediately upon such Change of Control, retroactive to the Termination of Employment, except as otherwise required by Section 3.3.

3.3.                              Time of Payment.  Any lump-sum cash payment required by this Article III shall be made not later than 30 days after Termination of Employment, except that if (i) Executive is a key employee (as determined under Section 416(i) of the Code without regard to paragraph (5) thereof) of the Company or Surviving Corporation, (ii) any common stock of the Company or Surviving Corporation is publicly traded on an established securities market, and (iii) a portion of such payment is deferred compensation within the meaning of Section 409A of the Code, the portion of such lump-sum cash payment required by this Article III that is deferred compensation shall be made on the first business day after the date which is 6 months after the Termination Date (or, if earlier, upon the death of the Executive), to the extent necessary to comply with Section 409A after applying all applicable transitional rules.

3.4.                              Waiver and Release.  The Company shall have no obligation to Executive under this Article III unless and until Executive executes a release and waiver of the Company, in form and substance satisfactory to the Company, and the period (if any) during which Executive may revoke such release and waiver has expired without revocation.

3.5.                              Termination for Cause or Other Than for Good Reason.  If the Company terminates Executive’s employment for Cause, or Executive elects to retire or otherwise terminate employment other than for Good Reason, the Company’s sole obligation to Executive under this Agreement shall be to pay Executive, pursuant to the Company’s then-effective Plans, a lump-sum cash amount equal to all Accrued Obligations determined as of the Termination Date.

3.6.                              Disability or Death.  If Executive’s employment is terminated by reason of Executive’s death or Disability, the Company’s sole obligations to Executive under this Agreement shall be to pay Executive or Executive’s Beneficiary, pursuant to the Company’s then-effective Plans, a lump-sum cash amount equal to all Accrued Obligations, and to provide Executive or Executive’s Beneficiary Disability, survivor and other benefits, if any, that are not less than the most favorable survivor and other benefits then available under plans of the Company.

3.7.                              Notice of Termination.  Any Termination of Employment of Executive by the Company for any reason or by the Executive for Good Reason shall be communicated to the other and effective pursuant to a Notice of Termination.

ARTICLE IV.

LIMITATION ON PAYMENTS BY THE COMPANY

4.1.                              Limitation.  In the event that the Company’s independent tax counsel confirm in writing to the Company and Executive that payments under this Agreement, together with any other payments to Executive from the Company that are “parachute payments” within the meaning of Section 280G of the Code (“Potential Parachute Payments”) would otherwise exceed three times the Executive’s “base amount” as defined in Section 280G of the Code, then notwithstanding anything to the contrary in this Agreement the payments under this Agreement shall be reduced to an amount such that the Potential Parachute Payments do not exceed 2.99 times the Executive’s base amount.  Any reduction in payments required by this Section 4.1 shall be applied to such payments and benefits under this Agreement as the Company in its sole discretion deems necessary, shall be communicated to Executive in writing prior to the date the first reduced payment or benefit would otherwise be due, shall be accompanied by the certification of the Company’s independent auditors to Executive that the reductions are in the minimum amount required to comply with this Section 4.1.

ARTICLE V.

ARBITRATION

5.1.                              Binding Arbitration.  Any dispute, controversy or claim arising out of or in connection with or relating to this Agreement or any breach or alleged breach thereof, or any benefit or alleged benefit hereunder, shall be submitted to and settled by binding arbitration, in accordance with the American Arbitration Association rules (“AAA Rules”) for the resolution of employment disputes.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of a forum, state or federal, having jurisdiction.  The expenses of the arbitration shall be borne according to AAA Rules and applicable law.  No arbitration shall be commenced after the date when institution of legal or equitable proceedings based upon such subject matter would be barred by the applicable statute of limitations.  Notwithstanding anything to the contrary contained in this Section 5.1 or elsewhere in this Agreement, either party may bring an action in any applicable court having jurisdiction of the parties, in order to maintain the status quo ante of the parties.  The “status quo ante” is defined as the last peaceable, uncontested status between the parties.  However, neither the party bringing the action nor the party defending the action thereby waives its right to arbitration of any dispute, controversy or claim arising out of or in connection or relating to this Agreement.  Notwithstanding anything to the contrary contained in this Section 5.1 or elsewhere in this Agreement, either party may seek relief in the form of specific performance, injunctive or other equitable relief in order to enforce the decision of the arbitrator(s).  The parties agree that in any arbitration commenced pursuant to this Agreement, the parties shall be entitled to such discovery (including depositions, requests for the production of documents and interrogatories) as would be available in a federal district court pursuant to Rules 26 through 37 of the Federal Rules of Civil Procedure.  In the event that either party fails to comply with its discovery obligations hereunder, the arbitrator(s) shall have full power and authority to compel disclosure or impose sanctions to the full extent of Rule 37 of the Federal Rules of Civil Procedure.

ARTICLE VI.

NO SET-OFF OR MITIGATION

6.1.                              No Set-off by Company.  Executive’s right to receive when due the payments and other benefits under this Agreement is not subject to any setoff, counterclaim or legal or equitable defense.  Time is of the essence in the performance by the Company of its obligations under this Agreement.  Any claim which the Company may have against Executive, whether for a breach of this Agreement or otherwise, shall be brought in a separate action or proceeding and not as part of any action or proceeding brought by Executive to enforce any rights against the Company under this Agreement.

6.2.                              No Mitigation.  Executive shall not have any duty to mitigate the amounts payable by the Company under this Agreement by seeking new employment or self-employment following termination.  Except as otherwise provided in this Agreement, all amounts payable pursuant to this Agreement shall be paid without reduction for any amounts which may be paid or payable to Executive as the result of Executive’s employment by another employer or self-employment.

ARTICLE VII.

CONFIDENTIALITY AND NONCOMPETITION

7.1.                              Confidential Information.  Executive acknowledges that in the course of performing services for the Company and its Affiliates, he may create, develop, learn of, receive or contribute non public information, ideas, processes, methods, designs, devices, inventions, data, models and other information relating to the Company and its Affiliates or their products, services, businesses, operations, employees or customers, whether in tangible or intangible form, that the Company or its Affiliates desire to protect and keep secret and confidential, including trade secrets and information from third parties that the Company or its Affiliates are obligated to keep confidential (“Confidential Information”).  Confidential Information shall not include:  (i) information that is or becomes generally known through no fault of Executive; (ii) information received from a third party outside of the Company or its Affiliates that was disclosed without a breach of any confidentiality obligation; or (iii) information approved for release on a non-confidential basis by written authorization of the Company or its Affiliates.  The Executive recognizes that all such Confidential Information is the sole and exclusive property of the Company and its Affiliates (or one or more third parties, as the case may be), and that disclosure or unauthorized use of Confidential Information would cause irreparable damage to the Company and its Affiliates.  The Executive agrees that, except as required by the duties of his employment with any of the Company or its Affiliates and except in connection with enforcing the Executive’s rights under this Agreement or if compelled by a court or governmental agency, in each case provided that prior written notice is given to the Company, he will not, without the consent of the Company, willfully disseminate or otherwise disclose, directly or indirectly, any Confidential Information obtained during his employment with the Company or its Affiliates, and will take all necessary precautions to prevent disclosure, to any unauthorized individual or entity inside or outside the Company or its Affiliates, and will not use the Confidential Information or permit its use for the benefit of Executive or any other person or entity other than the Company or its Affiliates.  These obligations shall continue during and after the termination of Executive’s employment.

7.2.                              Non-Competition.  During the period beginning on the Agreement Date and ending on the last to occur of the first anniversary of a Termination Date occurring for any reason during a Post-Change Employment Period, or the end of the Severance Period, Executive shall not at any time, directly or indirectly, in any capacity:

(a)                                  engage or participate in, become employed by, serve as a director of, or render advisory or consulting or other services in connection with, any Competitive Business; provided, however, that after the Termination Date this Section 7.2 shall not preclude Executive from being an employee of, or consultant to, any business unit of a Competitive Business if (i) such business unit does not qualify as a Competitive Business in its own right and (ii) Executive does not have any direct or indirect involvement in, or responsibility for, any operations of such Competitive Business that cause it to qualify as a Competitive Business; or

(b)                                 make or retain any financial investment, whether in the form of equity or debt, or own any interest, in any Competitive Business.  Nothing in this subsection shall, however, restrict Executive from making an investment in any Competitive Business if such investment does not (i) represent more than 1% of the aggregate market value of the outstanding capital stock or debt (as applicable) of such Competitive Business, (ii) give Executive any right or ability, directly or indirectly, to control or influence the policy decisions or management of such Competitive Business, and (iii) create a conflict of interest between Executive’s duties under this Agreement and his interest in such investment.

7.3.                              Non-Solicitation.  During the period beginning on the Agreement Date and ending on the last to occur of the first anniversary of any Termination Date, or the end of the Severance Period, Executive shall not, directly or indirectly:

(a)                                  other than in connection with the good-faith performance of his duties as an officer or employee of the Company, encourage any employee or agent of the Company or any Affiliate to terminate his or her relationship with the Company or such Affiliate;

(b)                                 employ, engage as a consultant or adviser, or solicit the employment or engagement as a consultant or adviser, of any employee or agent of the Company (other than by the Company or its Affiliates), or cause or encourage any Person to do any of the foregoing;

(c)                                  establish (or take preliminary steps to establish) a business with, or encourage others to establish (or take preliminary steps to establish) a business with, any employee or agent of the Company or any Affiliate; or

(d)                                 interfere with the relationship of the Company or any Affiliate with, or endeavor to entice away from the Company or such Affiliate, any Person who or which at any time during the period commencing one year prior to the Agreement Date was or is a material customer or material supplier of, or maintained a material business relationship with, the Company or any Affiliate.

7.4.                              Intellectual Property.  During the period beginning on the first date of Executive’s employment and ending on the Termination Date, Executive shall disclose immediately to the Company all ideas, inventions and business plans that he makes, conceives, creates, authors, reduces to practice, discovers or develops alone or with others during the course of his employment with any of the Company or its Affiliates, including any inventions, information, innovations, know-how, methods, processes, designs, formulas, concepts, software, plans, original works of authorship, modifications, discoveries, developments, improvements, computer programs, processes, products or procedures (whether or not protectable upon application by copyright, patent, trademark, trade secret or other proprietary rights) (“Work Product”) that:  (i) relate to the current or reasonably foreseeable or anticipated future business of the Company or its Affiliates or any customer or supplier to the Company or its Affiliates or any of the products or services being developed, manufactured, sold, offered for sale or otherwise provided or offered by the Company or its Affiliates or that may be used in relation therewith; or (ii) result from, relate to, or arise out of tasks assigned to Executive by the Company or its Affiliates; or (iii) result from, relate to, or arise out of the use of the premises or personal property (whether tangible or intangible) owned, leased or contracted for by the Company or its Affiliates.  Executive agrees that any Work Product shall be the property of the Company and, if subject to copyright, shall be considered a “work made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Act”).  If and to the extent that any such Work Product is found as a matter of law not to be a “work made for hire” within the meaning of the Act, or is otherwise not owned by such Company as a matter of law, Executive expressly assigns to such Company all right, title and interest in and to the Work Product, and all copies thereof, and the copyright, patent, trademark, trade secret and all intellectual property or other proprietary rights in the Work Product, without further consideration, free from any claim, lien for balance due or rights of retention thereto on the part of Executive.

(a)                                  The Company hereby notifies Executive that the preceding paragraph does not apply to any inventions for which no equipment, supplies, facility, or trade secret information of the Company was used and which was developed entirely on the Executive’s own time, unless:  (i) the invention relates (a) to the Company’s business, or (b) to the Company’s actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by the Executive for the Company.

(b)                                 Executive agrees that Executive will, during his employment and at any time thereafter, at the request and cost of the Company, execute all such documents and perform all such acts as the Company or its duly authorized agents may reasonably require:  (i) to apply for, prosecute, register or otherwise obtain and vest in the name of the Company alone (unless the Company otherwise directs) all right, title and interest in and to letters patent, copyrights, trade marks, trade secrets, or other intellectual property, proprietary or analogous protection in any country throughout the world, and when so obtained or vested to renew, amend modify, reissue, re-examine, maintain and restore the same as required; and (ii) to defend any opposition or other administrative or court proceedings in respect of such applications, registrations or other intellectual property rights and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright and other analogous protection and all other analogous proceedings in any country throughout the world.

(c)                                  In the event that the Company is unable, after reasonable effort, to secure Executive’s signature on any document required for the application, registration, issuance, prosecution, or maintenance of any letters patent, copyright or other analogous protection of proprietary or intellectual property rights relating to any Work Product, whether because of Executive’s physical or mental incapacity or for any other reason whatsoever, Executive hereby irrevocably designates and appoints the Company and its duly-authorized officers and agents as his agent and attorney-in-fact in any country throughout the world, to act for and on his behalf to execute and file any documents and to do all other lawfully permitted acts to further the application, registration, maintenance, prosecution and issuance of letters patent, copyright and other analogous protection of proprietary or intellectual property rights relating to any Work Products, with the same legal force and effect as if personally executed by Executive, in any country throughout the world.

7.5.                              Reasonableness of Restrictive Covenants.

(a)                                  Executive acknowledges that the covenants contained in Sections 7.1, 7.2, 7.3 and 7.4 are reasonable in the scope of the activities restricted, the geographic area covered by the restrictions, and the duration of the restrictions, and that such covenants are reasonably necessary to protect the Company’s legitimate interests in its Confidential Information and the Work Product and in its relationships with its employees, customers and suppliers.  Executive further acknowledges such covenants are essential elements of this Agreement and that, but for such covenants, the Company would not have entered into this Agreement.

(b)                                 The Company and Executive have each had the opportunity to consult with their respective legal counsel and have been advised concerning the reasonableness and propriety of such covenants.  Executive acknowledges that his observance of the covenants contained in Sections 7.1, 7.2, 7.3 and 7.4 will not deprive him of the ability to earn a livelihood or to support his dependents.

ARTICLE VIII.

NON-EXCLUSIVITY OF RIGHTS

8.1.                              Waiver of Certain Other Rights.  To the extent that lump sum cash severance payments are made to Executive pursuant to Article III, Executive hereby waives the right to receive severance payments or severance benefits under any other Plan or agreement of the Company.

8.2.                              Other Rights.  Except as expressly provided in Section 8.1 or elsewhere in this agreement, this Agreement shall not prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other Plans provided by the Company and for which Executive may qualify, nor shall this Agreement limit or otherwise affect such rights as Executive may have under any other agreements with the Company.  Amounts which are vested benefits or which Executive is otherwise entitled to receive under any Plan and any other payment or benefit required by law at or after the Termination Date shall be payable in accordance with such Plan or applicable law except as expressly modified by this Agreement.

8.3.                              No Right to Continued Employment.  Nothing in this Agreement shall guarantee the right of Executive to continue in employment, and the Company retains the right to terminate the Executive’s employment at any time for any reason or for no reason.

ARTICLE IX.

MISCELLANEOUS

9.1.                              No Assignability.  This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than under Section 9.3.  This Agreement shall inure to the benefit of and be enforceable by Executive’s legal representatives.

9.2.                              Successors.  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.  The Company will require any successor to all or substantially all of the business or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  Any successor to the business or assets of the Company which assumes or agrees to perform this Agreement by operation of law, contract, or otherwise shall be jointly and severally liable with the Company under this Agreement as if such successor were the Company.

9.3.                              Payments to Beneficiary.  If Executive dies before receiving amounts to which Executive is entitled under this Agreement, such amounts shall be paid in a lump sum to one or more beneficiaries designated in writing by Executive (each, a “Beneficiary”).  If none is so designated, the Executive’s estate shall be his or her Beneficiary.

9.4.                              Non-Alienation of Benefits.  Benefits payable under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, garnishment, execution or levy of any kind, either voluntary or involuntary, before actually being received by Executive, and any such attempt to dispose of any right to benefits payable under this Agreement shall be void.

9.5.                              Severability.  If any one or more portions of this Agreement are declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not serve to invalidate any portion not so declared to be unlawful or invalid.  Any portion declared to be unlawful or invalid shall be construed so as to effectuate the terms of such portion to the fullest extent possible while remaining lawful and valid.

9.6.                              Amendments.  This Agreement shall not be amended or modified except by written instrument executed by the Company and Executive.

9.7.                              Notices.  All notices and other communications under this Agreement shall be in writing and delivered by hand, by nationally-recognized delivery service that promises overnight delivery, or by first-class registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive, to Executive at his most recent home address on file with the Company.

If to Company:

SeeBeyond Technology Corporation
800 East Royal Oaks Drive
Monrovia, CA 91016
Attention:  General Counsel

or to such other address as either party shall have furnished to the other in writing.  Notice and communications shall be effective when actually received by the addressee.

9.8.                              Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

9.9.                              Governing Law.  This Agreement shall be interpreted and construed in accordance with the laws of the State of California, without regard to its choice of law principles.

9.10.                        Captions.  The captions of this Agreement are not a part of the provisions hereof and shall have no force or effect.

9.11.                        Number and Gender.  Wherever appropriate, the singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine.

9.12.                        Tax Withholding.  The Company may withhold from any amounts payable under this Agreement any Taxes that are required to be withheld pursuant to any applicable law or regulation and may report all such amounts payable to such authority as is required by any applicable law or regulation.

9.13.                        Waiver.  Executive’s failure to insist upon strict compliance with any provision of this Agreement shall not be deemed a waiver of such provision or any other provision of this Agreement.  A waiver of any provision of this Agreement shall not be deemed a waiver of any other provision, and any waiver of any default in any such provision shall not be deemed a waiver of any later default thereof or of any other provision.

9.14.                        Entire Agreement.  This Agreement contains the entire understanding of the Company and Executive with respect to its subject matter and supersedes any prior agreement, whether written or oral, dealing with the subject matter hereof.  The Prior Agreement dated March 19, 2001 is hereby expressly superseded as of the date hereof.

IN WITNESS WHEREOF, Executive and SeeBeyond Technology Corporation have executed this Change of Control Employment Agreement as of the date first above written.

EXECUTIVE

/S/ ALEX DEMETRIADES
Alex Demetriades

SEEBEYOND TECHNOLOGY CORPORATION

By:	/S/ BARRY J. PLAGA

	Its:	Chief Financial Officer